Execution Copy

EXHIBIT 10.2

Master Power Purchase and Sale Agreement

LONG-FORM CONFIRMATION LETTER

This confirmation letter (this “Confirmation”), dated as of May 1, 2026 (the “Execution Date”) shall confirm the Transaction between NIPSCO Generation, LLC (“Buyer”), and Hallador Power Company, LLC (“Seller”) regarding the sale/purchase of the Product under the following terms and conditions as follows.  Capitalized terms used but not defined herein or in the Master Agreement shall have the meanings ascribed to such terms in the applicable MISO Rules.

Seller:Hallador Power Company, LLC

Buyer:NIPSCO Generation, LLC

Product:

“Zonal Resource Credits” (or “ZRCs”) for Generation Resources located within Locational Resource Zone 6 (as each such term is defined in (i) the Midcontinent Independent System Operator, Inc. (“MISO”) Open Access Transmission, Energy and Operating Reserve Markets Tariff as may be amended from time to time (“MISO Tariff”); and/or (ii) the MISO Resource Adequacy Business Practices Manual as may be amended from time to time (“RA BPM”, together with the MISO Tariff referred to as the “MISO Rules”); provided, however, that if there is a conflict between (a) the MISO Tariff and the RA BPM, the MISO Tariff shall prevail, or (b) the MISO Tariff and any terms of the Master Agreement which may also be applicable to the definition of and obligations arising under the MISO Tariff from “ZRC,” the MISO Tariff shall also prevail).

One ZRC represents one megawatt (“MW”) of Seasonal Accredited Capacity that qualifies to satisfy the resource adequacy requirements of Module E-1, or any successor system, of the MISO Tariff for the relevant Season.

Product Source:

Subject to the additional terms of this Confirmation, the Product is to be sourced from Merom Units 1 and 2 (each a “Unit” and collectively, the “Units”) at Seller’s generation station located in Sullivan County, Indiana (the “Merom Generation Station”), which is physically located within the current geographic and electrical boundaries of MISO's Locational Resource Zone 6 (“Zone 6”);

Term:	The “Term” of this Confirmation shall commence on the Execution Date and expire on the last day of the Delivery Term.

Delivery Term:	Commencing on September 1, 2028, and continuing through and including May 31, 2040.

Contract Year:

Each period of (a) September 1, 2028, through and including May 31, 2029 (the “Initial Contract Year”) and (b) following the Initial Contract Year, each June 1 through May 31 (of the following calendar year) during the Delivery Term (each corresponding to a Planning Year of MISO).

Contract Quantity /

Contract Price /

Annual Capacity

Payment:	The Contract Quantity, Contract Price and Annual Capacity Payment applicable to the Product being sold/purchased hereunder shall be as set out in the table attached hereto as Exhibit A.

If Buyer chooses to use the Product sold hereunder to satisfy its resource adequacy obligations in a Local Resource Zone other than Zone 6, then Buyer shall be solely responsible for any inter-zonal delivery charges, auction price differences, or similar charges that may be assessed pursuant to the MISO Rules in order for the Zonal Resource Credits to be used to meet the resource adequacy requirements of Buyer’s load in such other Local Resource Zone.   Each of the Parties hereby warrants to the other Party that it will comply with all requirements of the MISO Rules related to the Product, including, as to Buyer, the MISO Rules regarding capacity offer requirements and as to Seller, the MISO Rules regarding energy offer requirements.

Special Conditions:

1. State Regulatory Approval.

The commencement of the Delivery Term and the obligations of the Parties hereunder are both expressly subject to Buyer having satisfied the following conditions (collectively, the “State Regulatory Approval Conditions”):

(a)

within not more than forty-five (45) days following the Execution Date (the “Filing Date”), Buyer, together with Northern Indiana Public Service Company LLC (“NIPSCO”) shall have jointly filed with the Indiana Utility Regulatory Commission (the “State Regulatory Agency”) a request for the State Regulatory Agency to approve, without limitation or modification and by way of a final, non-appealable written order, (i) sales by Buyer to NIPSCO of the Contract Quantity of Product to be acquired by Buyer under this Confirmation, and (ii) for Buyer to make such sales to NIPSCO pursuant to the terms and conditions of that certain Power Purchase Agreement to be entered into between Buyer and NIPSCO (the “Buyer-NIPSCO Agreement”) (the foregoing approval by the State Regulatory Authority being the “State Regulatory Approval”); and

(b)

by the earlier of (the “State Regulatory Approval Deadline”): (i) one hundred fifty (150) days following the Filing Date, or (ii) one hundred ninety five (195) days following the Execution Date, to have obtained the State Regulatory Approval, without the imposition of any conditions applicable to the Buyer-NIPSCO Agreement unsatisfactory to Buyer in Buyer’s sole discretion, or the imposition of any conditions on Buyer which are required to apply to this Confirmation or any modifications hereto and which, in the sole discretion of Seller, are unsatisfactory to Seller; provided, however, as to Buyer, the retention of the ongoing jurisdiction of the State Regulatory Agency over the performance of Buyer and NIPSCO under the Buyer-NIPSCO Agreement shall not be an unsatisfactory imposition or condition of the State Regulatory Approval.

Buyer shall use commercially reasonable efforts to satisfy the State Regulatory Approval Conditions on or before the State Regulatory Approval Deadline, and Seller shall reasonably cooperate with Buyer’s efforts to satisfy the State Regulatory Approval Conditions; provided that Seller shall not be required to make any statements as to or represent for any purposes that the sale of the Product under this Confirmation to Buyer qualifies or is otherwise authorized for sale by Buyer to NIPSCO under the Buyer-NIPSCO Agreement or that such Buyer-NIPSCO Agreement in any way complies with the regulations and requirements of the State Regulatory Authority.

Other than the Parties obligations with respect to the satisfaction of the State Regulatory Approval Conditions as set out in this Section 1 and obligations of confidentiality as set out in Section 10.11 of the Master Agreement (as modified by Section 9(a)), which each become effective as of the Execution Date, the Parties’ obligations under this Confirmation shall commence and this Confirmation shall become effective on the date that all State Regulatory Approval Conditions are satisfied or waived by Buyer (such date, the “Effective Date”).  If any of the State Regulatory Approval Conditions have not been satisfied or waived on or before the occurrence of the State Regulatory Approval Deadline, either Party may terminate this Confirmation upon written notice to the other Party, in which case neither Party shall have any obligations to the other Party hereunder, save to the extent of any ongoing obligations of confidentiality as set out in Section 10.11 of the Master Agreement (as modified by Section 9(a)).

2.  Delivery and Receipt.

Seller shall accomplish delivery of the Contract Quantity of the Product for each Contract Year by submitting the transaction(s) in MISO’s MECT system (or any successor system) to electronically assign the Contract Quantity to Buyer. Seller shall give prompt notice to Buyer of such submittal. Buyer shall accomplish receipt of the Contract Quantity for each Contract Year by confirming the transaction(s) submitted by Seller in the MECT. Buyer shall give Seller prompt notice of Buyer's receipt. With respect to each Contract Year, Seller and Buyer shall accomplish delivery and receipt of the applicable Contract Quantity by submitting and confirming the transaction(s) in the MECT, by the earlier of: (i) ten (10)

Business Days after MISO allocates ZRCs in the MECT for such Contract Year; and (ii) ten (10) Business Days prior to the first day of the MISO Planning Resource Auction (“PRA”) for the relevant Contract Year (each of the foregoing being a “Transfer Deadline”); provided, however, for purposes of the delivery of the Contract Quantity for the Initial Contract Year, Seller shall submit the transaction(s) in the MECT system within not more than five (5) Business Days of the commencement of the Delivery Term.  The submitting and confirming of the appropriate transaction(s) in the MECT shall be conducted by the Parties in accordance with the requirements of the MISO Rules and other applicable rules adopted by the MISO regarding the MECT.

3.  Payment Terms.

Buyer shall pay Seller the Annual Capacity Payment set forth in Exhibit A for the Initial Contract Year and each applicable Contract Year thereafter within ten (10) Business Days of the Seller having delivered an invoice to Buyer, which invoice will be provided to Buyer subsequent to Seller having submitted and confirmed each of the appropriate transaction(s) in the MECT to assign the applicable Contract Quantity for the Initial Contract Year and each such subsequent Contract Year to Buyer. The Parties acknowledge and agree that the payment terms described herein shall supersede and replace Section 6.1 (Billing Period) and the first sentence of Section 6.2 (Timeliness of Payment) of the Master Agreement. Buyer shall have no obligation to pay any portion of the Annual Capacity Payment set forth in Exhibit A that is attributable to any ZRCs not actually delivered by Seller to Buyer in the MECT, and in the event that Seller fails to deliver all or part of the Contract Quantity of the Product by the applicable Transfer Deadline, the Annual Capacity Payment set forth in Exhibit A shall be adjusted to an amount equal to the actual Contract Quantity delivered for the applicable Contract Year multiplied by the Contract Price for the applicable Contract Year; provided that the foregoing shall not relieve Seller of any of its obligations as set forth in Sections 4 and 6.

4. Failures to Deliver and/or Receive.

(a)	Seller’s Failure to Deliver. In the event that Seller fails to deliver all or part of the Contract Quantity of the Product by the applicable Transfer Deadline (such deficient quantity being the “Shortfall Delivery Quantity”), and such failure is not excused by Buyer’s failure to perform, then Seller shall provide Buyer with replacement ZRCs in accordance with Section 6. If despite Seller’s use of commercially reasonable efforts Seller is unable to provide Buyer with such replacement ZRCs for a Contract Year, Seller shall pay Buyer, within ten (10) Business Days of invoice receipt, an amount equal to the positive difference, if any, obtained by subtracting the Contract Price (then applicable to the Shortfall Delivery Quantity) from the Replacement Price and multiplying such positive difference, if any, by the Shortfall Delivery Quantity (such amount the “Shortfall Delivery Damages”); provided, however that Seller shall not be liable for any Capacity Deficiency Charges or penalties or charges assessed to Buyer (either directly or through contractual obligation) resulting from Seller’s failure to deliver the Shortfall Delivery Quantity, including, without limitation, any charges, penalties or increased costs assessed against Buyer under the MISO Rules. The Parties acknowledge and agree that with respect to this Transaction only, the definition of “Replacement Price” in the Master Agreement is deleted in its entirety and replaced with the following:

“Replacement Price” shall mean:  the price at which Buyer, acting in a commercial reasonable manner, purchases a replacement for any Product being a part of the Shortfall Delivery Quantity, or if no such purchase is made by Buyer the Auction Clearing Price, converted to a $/ZRC price, paid to the owners of Zone 6 ZRCs that cleared in the MISO capacity auction for the relevant Season of the relevant Contract Year corresponding to that portion of the Shortfall Delivery Quantity applicable to the relevant Season.

The invoice from Buyer to Seller for any amount owed by Seller to Buyer pursuant to this provision shall include a written statement explaining in reasonable detail the calculation of such amount.

If Seller fails to deliver at least 90% of the Contract Quantity for any two (2) consecutive Contract Years and Seller fails to either provide Buyer with replacement ZRCs pursuant to Section 6 or pay Buyer the Shortfall Delivery Damages in accordance with this Section 4(a), Buyer shall have the right, upon thirty (30) days’ written notice to Seller, to terminate this Confirmation, and such termination shall be without prejudice to Buyer's right to recover damages for any prior Shortfall Delivery Quantities.

(b)	Buyer’s Failure to Receive. In the event that Buyer fails to receive all or part of the Contract Quantity of the Product for a Contract Year by the applicable Transfer Deadline (such deficient quantity being the “Shortfall Receipt Quantity”), and such failure is not excused by Seller’s failure to perform, then Buyer shall pay Seller, within ten (10) Business Days of invoice receipt, an amount equal to the positive difference, if any, obtained by subtracting the Sales Price from the Contract Price (then applicable to the Shortfall Receipt Quantity) and multiplying such positive difference, if any, by the Shortfall Receipt Quantity (such amount the “Shortfall Receipt Damages”). The Parties acknowledge and agree that with respect to this Transaction only, the definition of “Sales Price” in the Master Agreement is deleted in its entirety and replaced with the following:

“Sales Price” shall mean:  the price at which Seller, acting in a commercially reasonable manner, resells any Product being a part of the Shortfall Receipt Quantity, or absent any such sale, the Auction Clearing Price, converted to a $/ZRC price, paid to the owners of Zone 6 ZRCs that cleared in the MISO capacity auction for the relevant Season of the relevant Contract Year corresponding to that portion of the Shortfall Receipt Quantity applicable to the relevant Season.

The invoice from Seller to Buyer for any amount owed by Buyer to Seller pursuant to this provision shall include a written statement explaining in reasonable detail the calculation of such amount.

If Buyer fails to receive at least 90% of the Contract Quantity for any two (2) consecutive Contract Years and Buyer fails to pay Seller the Shortfall Receipt Damages in accordance with this Section 4(b), Seller shall have the right, upon thirty (30) days’ written notice to Buyer, to terminate this Confirmation, and such termination shall be without prejudice to Seller's right to recover damages for any prior Shortfall Receipt Quantities.

(c)	Limitation of Remedies. The Parties acknowledge and agree that the remedies set forth in this Section 4 regarding failures to deliver/receive shall supersede and replace the remedies for failure to deliver/receive set forth in the Master Agreement with respect to this Transaction only and shall be the sole and exclusive remedy available to each of Buyer and Seller in the case of a failure to deliver/receive.

(d)	Shortfall Notice. Within ten (10) Business Days after the final UCAP/ISAC ratio and SAC values for Schedule 53 resources are posted on the MECT, if Seller anticipates there will be a Shortfall Delivery Quantity in any Contract Year which Seller is not otherwise able to replace in accordance with Section 4(a) prior to the applicable Transfer Deadline, Seller shall provide written notice thereof to Buyer and Buyer shall, in its discretion, replace any Shortfall Delivery Quantity and invoice Seller with respect to any applicable Shortfall Delivery Damages in accordance with Section 4(a).

5.  MISO Recalculation of Accredited Capacity.

(a)	Recalculation. If at any time during the Term MISO recalculates the available Accredited Capacity for either of the Units for any Season of a Contract Year as a direct result of a Change-in-Law or Force Majeure (a “MISO AC Recalculation”) and such MISO AC Recalculation results in a reduction of the overall Zone 6 ZRCs available from the Units in any Contract Year during the Delivery Term, the Contract Quantity in any such Contract Year may, at Seller’s option and in Seller’s sole discretion, be reduced on a basis equivalent to the proportional reduction of all Zone 6 ZRCs previously available to the Units for any such Contract Year (or, as applicable, Season of a Contract Year) (e.g. if the available Accredited Capacity of the Units is reduced by 10%, the Contract Quantity may be reduced by 10%) (the quantity of reduced Zone 6 ZRCs being the “Recalculation Reduction Quantity”). Any such reduction of the Contract Quantity by the Recalculation Reduction Quantity for any applicable Season or Contact Year shall not (i) be deemed to be an Event of Default by Seller, (ii) be deemed to create for such Contract Year any Shortfall

Delivery Quantity for which Buyer is entitled to any payment from Seller under the provisions of Section 4(a) above, or (iii) modify the Contract Price payable by Buyer for the applicable Contract Quantity, as so reduced by the Recalculation Reduction Quantity.

6.  Replacement ZRCs/Non-Zone 6 ZRCs.

Relative to any Shortfall Delivery Quantity or Recalculation Reduction Quantity, Seller shall satisfy any such Shortfall Delivery Quantity or Recalculation Reduction Quantity from any Surplus Quantity ZRCs (as defined below) available from Merom Generation Station, and if Seller is unable to fully satisfy such Shortfall Delivery Quantity or Recalculation Reduction Quantity from such Surplus Quantity ZRCs, Seller shall have the right at its option in its sole discretion to satisfy any remaining Shortfall Delivery Quantity or Recalculation Reduction Quantity from any one or more alternate Generation Resources located within Zone 6, or to acquire ZRCs for Zone 6 through the PRA for the applicable Contract Year or Season for which any such Shortfall Delivery Quantity or Recalculation Reduction Quantity has been determined; provided, however, that Seller shall not acquire more than fifteen percent (15%) of the Shortfall Delivery Quantity or Recalculation Reduction Quantity by acquiring ZRCs from a MISO Local Resource Zone other than Zone 6, whether acquired from MISO (though the PRA for the applicable Contract Year or Season) or from an alternate Generation Resource located in such other MISO Local Resources Zone (all such other Local Resource Zone ZRCs being “Non-Zone 6 ZRCs”).  In all cases where Seller acquires Non-Zone 6 ZRCs, Seller will be responsible for all costs and expenses associated with the acquisition and transfer of Non-Zone 6 ZRCs to Buyer, including all costs and expenses charged or assessed by MISO for the qualification of Non-Zone 6 ZRCs as Zone 6 ZRCs.  All such Zone 6 ZRCs or Non-Zone 6 ZRCs shall, no later than ten (10) days preceding the deadline for submission of Fixed Resource Adequacy Plans (as defined in the MISO Rules) for the applicable Contract Year, be delivered to Buyer by Seller submitting the transaction(s) in MISO’s MECT system (or any successor system) to electronically assign all such ZRCs to Buyer.  Seller shall provide Buyer with written notice of (i) its intent to procure replacement ZRCs, (ii) the source and quantity of such replacement ZRCs, and (iii) the anticipated delivery date for such replacement ZRCs, in each case no later than twelve (12) Business Days prior to the deadline for submission of Fixed Resource Adequacy Plans (as defined in the MISO Rules) for the applicable Contract Year.

“Surplus Quantity ZRCs” means the aggregate amount of Zone 6 ZRCs available from the Units that exceeds the sum of (i) the applicable Contract Quantity to be delivered to Buyer under this Confirmation for such Contract Year or Season thereof, as applicable, plus (ii) the applicable quantity of Product that Seller has agreed in writing to sell and deliver to third parties during such Contract Year or Season thereof, as applicable.

7.  Change-in-Law.

(a)	Occurrence of a Change-in-Law. If a Change-in-Law occurs that results in the elimination of, or otherwise has a material adverse impact on the a material right or obligation of a Party hereunder, other than a Change-in-Law that results in a MISO AC Recalculation, then, within a reasonable amount of time following written notice thereof by a Party, the Parties shall negotiate in good faith in an attempt to amend this Confirmation to restore or maintain for each Party as nearly as possible, the intent and substance of the economic bargain reached by the Parties prior to such change. If after negotiating in good faith in accordance with the foregoing, the Parties are unable to reach agreement as to how to amend this Confirmation, either Party may terminate this Transaction by delivering written notice to the other Party designating a date no earlier than ten (10) days from the date of such written notice on which this Confirmation and Transaction shall terminate, which termination shall not result in any liability of either Party for any payments or obligations due to be paid or performed after the date of such termination other than those that have accrued or accrue with respect to any period or performance rendered prior to the date of such termination. For the avoidance of doubt, the date of termination under this Section 7 shall not be deemed an Early Termination Date under the Master Agreement.

(b)	Definitions.

“Change-in-Law” means the occurrence, at any time during the Term, but prior to the delivery of and payment for the Contract Quantity in a Contract Year, of: (a) the adoption, imposition, amendment, repeal, promulgation, change in interpretation or modification by a Governmental Authority of any law, rule or regulation, or the issuance of a final and non-appealable order, judgment, award or decree of a Governmental Authority with jurisdiction over the Transaction or a Party hereto having the effect of the foregoing, or (b) the adoption, imposition, amendment, repeal, promulgation, change in interpretation or modification by MISO of any new rule or change to an existing MISO Rule that is applicable to the implementation of any provision of this Transaction.

“Governmental Authority” means any national, state, provincial, local or municipal government, any political subdivision thereof or any other governmental, regulatory, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, or entity (i) with authority to bind a Party at law or (ii) lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, policy, regulatory or taxing authority or power; provided, however, that “Governmental Authority” shall not in any event include any Party or any Affiliate of a Party.

8.  Performance Security Requirements.

Each of the Parties shall provide Performance Security in accordance with Exhibit B.

9.  Master Agreement.

(a)

This Confirmation shall be deemed to supplement, form a part of, and be subject to an agreement in the form of a 2000 Edison Electric Institute and National Energy Marketers Association Master Power Purchase & Sale Agreement, Version 2.1 (modified 4/25/00) (“Master Agreement”), which is hereby incorporated in its entirety by this reference as if the Parties had executed such agreement on the Execution Date; provided that (i) the Errata Version 1.1 published by the Edison Electric Institute with a date of July 18, 2007 shall apply (as applicable); (ii) Closeout Setoff, Option A (Section 5.6) shall apply; provided, however, it is recognized by the Parties that the “Non-Defaulting Party” and “Defaulting Party,” each as defined in the Master Agreement, only refers to Buyer and Seller and does not include and shall not be deemed to include any one or more of the Affiliates of either Buyer or Seller; and (iii) Confidentiality (Section 10.11) shall apply, provided however, that a Party may disclose any one or more of the commercial terms of this Transaction (A) as deemed appropriate to report net power costs or other information to regulators and market monitors and (B) other than the name of the other Party unless otherwise agreed to in writing by the Parties, to any industry price source for the purpose of aggregating and reporting such information in the form of a published energy price index.  All notices, requests, statements or payments under the Master Agreement or this Confirmation shall be made as specified on Exhibit C attached hereto.

(b)	In addition, the definition of “Force Majeure” Section 1.23 included in the Master Agreement shall be deleted and replaced in its entirety with the following:

“Force Majeure” means an event or circumstance which prevents one Party from performing its obligations under this Transaction, which event or circumstance was not anticipated as of the Execution Date, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure shall not be based on (i) the loss of Buyer’s markets; (ii) Buyer’s inability economically to use or resell the Product purchased hereunder; (iii) the loss or failure of Seller’s supply; (iv) Seller’s ability to sell the Product at a price greater than the Contract Price, or (v) failure or breakdown of mechanical equipment except to the extent that such failures or breakdowns were due to circumstances that would constitute Force Majeure. Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a Transmission Provider unless (i) such Party has contracted for firm transmission with a Transmission Provider for the Product to be delivered to or received at the Delivery Point and (ii) such curtailment is due to “force majeure” or “uncontrollable force” or a similar term as defined under the Transmission Provider’s tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in the first sentence hereof has occurred. The applicability of Force Majeure to the Transaction is governed by the terms of the Products and Related Definitions contained in Schedule P.”

(c)	In addition, the following provision shall be included in the Master Agreement as Section 10.12:

“FERC Standard of Review; Mobile-Sierra Waiver.

(a) Absent the agreement of all Parties to the proposed change, the standard of review for changes to any rate, charge, classification, term or condition of this Agreement, whether proposed by a Party (to the extent that any waiver in subsection (b) below is unenforceable or ineffective as to such Party), a non-party or FERC acting sua sponte, shall solely be the “public interest” application of the "just and reasonable" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) and clarified inter alia in Morgan Stanley Capital Group, Inc. v. Pub. Util. Dist. No. 1 of Snohomish,  128 S. Ct. 2733, 171 L. Ed. 2d 607 (2008) and NRG Power Mktg., LLC v. Me. Pub. Utils. Comm’n, 130 S. Ct. 693, 78 U.S.L.W. 4038 (2010) ( the “Mobile-Sierra” doctrine).

(b) In addition, and notwithstanding the foregoing subsection (a), to the fullest extent permitted by applicable law, each Party, for itself and its successors and assigns, hereby expressly and irrevocably waives any rights it can or may have, now or in the future, whether under §§ 205 and/or 206 of the Federal Power Act or otherwise, to seek to obtain from FERC by any means, directly or indirectly (through complaint, investigation or otherwise), and each hereby covenants and agrees not at any time to seek to so obtain, an order from FERC changing any section of this Agreement specifying the rate, charge, classification, or other term or condition agreed to by the Parties, it being the express intent of the Parties that, to the fullest extent permitted by applicable law, neither Party shall unilaterally seek to obtain from FERC any relief changing the rate, charge, classification, or other term or condition of this Agreement, notwithstanding any subsequent changes in applicable law or market conditions that may occur.  In the event it were to be determined that applicable law precludes the Parties from waiving their rights to seek changes from FERC to their market-based power sales contracts (including entering into covenants not to do so) then this subsection (b) shall not apply, provided that, consistent with the foregoing subsection (a), neither Party shall seek any such changes except solely under the “public interest” application of the “just and reasonable” standard of review and otherwise as set forth in the foregoing section (a).”

10.  Indemnity of MISO Charges or Penalties.

Notwithstanding the foregoing or any other provision that would otherwise limit a Party’s liability under the Master Agreement, if a Party is required to pay any Charges or Penalties assessed by MISO which are the responsibility of the other Party under the MISO Rules (the “Responsible Party”), such Responsible Party shall indemnify and hold harmless the other Party (the “Indemnified Party”) from any such amounts; provided, however, notwithstanding the fact that the Responsible Party is responsible for any such Charges or Penalties, the foregoing indemnity will not be applicable where any such Charges or Penalties are assessed by MISO as a result of the negligence or willful misconduct of the Indemnified Party.  For purposes of this Section 10, “Charges or Penalties” means any charges or penalties billed by MISO to a Party with respect to the Product, the performance of a Generation Resource associated with the Product or the performance of the Parties within MISO.

11.  Limitations on Liability.

Under no circumstances shall Seller have any liability to Buyer or NIPSCO under the Buyer-NIPSCO Agreement due to Buyer’s failure or inability to provide Product to NIPSCO thereunder due to, arising out of or resulting from any failure by Seller to perform its obligations hereunder.

12.  Governing Law.

Notwithstanding the terms of the Master Agreement to the contrary, this Confirmation shall be governed by, interpreted and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

13.  Jurisdiction/Venue.

Notwithstanding the terms of the Master Agreement to the contrary, all litigation arising out of, or relating to this Confirmation, shall be brought in the federal or state courts in Indianapolis, Indiana, and each Party agrees to commence any such action only in such courts.  The Parties irrevocably agree to submit to the exclusive jurisdiction of such courts and waive any defense of forum non conveniens.  The service of any process, summons, notice or document by U.S. registered mail to a Party’s address set forth herein shall be effective service of process for any such action or proceeding.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Confirmation in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that an action brought in any such court has been brought in an inconvenient forum.

14.  Waiver of Jury Trail.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS CONFIRMATION HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY

JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTION SET OUT HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CONFIRMATION MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15.  Permitted Transfers.

Seller shall not undergo or facilitate a Material Change without Buyer’s prior written consent (not to be unreasonably withheld or delayed); provided, however, that  Buyer’s consent shall not be required for any Material Change that results in (i) Seller being Controlled by a Permitted Transferee, or (ii) all or substantially all of the assets of Seller related to the Merom Generation Station being owned, maintained and operated by a Permitted Transferee. Any Material Change effectuated in violation of this Section 15 shall constitute an Event of Default by Seller. For purposes of this Confirmation:

“Material Change” means either (i) any transfer, assignment or acquisition of the ownership of more than fifty percent (50%) of the equity of, or any other ownership interest in, Seller, or (ii) any transfer, assignment or acquisition of all or substantially all of the assets of Seller related to the Merom Generation Station in a single transaction or a series of transactions.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through ownership of fifty percent (50%) or more of the voting stock of such Person, by agreement or otherwise.

“Permitted Transferee” means a Person that (a) as of the date of the Execution Date is at least as creditworthy as Seller, (b) individually or together with its Affiliates meets the definition of a Qualified Operator or engages a Qualified Operator to manage, maintain and operate the Merom Generation Station, and (c) agrees in writing to assume Seller’s right and obligations under this Confirmation, as applicable, and agrees in writing to be bound by the terms and conditions of this Confirmation, including but not limited to assuming Seller’s Performance Security obligations set forth in Exhibit B.

“Person” means a natural person, corporation, limited liability company, electric cooperative, partnership, trust, association, joint venture, real estate investment trust or business trust (including any beneficiary thereof), unincorporated association, municipal corporation, municipally-owned utility, municipality or other governmental authority, and any other form of business or legal entity.

“Qualified Operator” means a Person that has at least three (3) years of experience operating utility-scale projects of fossil-fuel powered generation facilities similar to the Merom Generation Station that are in excess of 350 MW in capacity.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

IN WITNESS WHEREOF, each of the Parties intending to be legally bound by the provisions of this Confirmation, has caused its duly authorized representatives to execute this Confirmation.

BUYER:	SELLER:
NIPSCO GENERATION, LLC	Hallador Power Company, LLC
By:/s/DANIEL L. DOUGLAS Name:Daniel L. Douglas Title:President and COO	By:/s/HEATH A. LOVELL Name:Heath A. Lovell Title:President

[Signature Page to Long-Form Confirmation Letter]

Exhibit A

Contract Quantity/Contract Price/Annual Capacity Payment

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that Hallador Energy Company treats as private or confidential. Brackets with triple asterisks denote omissions.

[***]

Exhibit B

Performance Security Requirements

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that Hallador Energy Company treats as private or confidential. Brackets with triple asterisks denote omissions.

[***]

Exhibit C

Notice Information

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that Hallador Energy Company treats as private or confidential. Brackets with triple asterisks denote omissions.

[***]